UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________________
FORM 8-K
_______________________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 3, 2016
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TRIMAS CORPORATION
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-10716	38-2687639

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan		48304
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 631-5450
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective November 3, 2016, Mr. Colin E. Hindman departed from his position as Vice President Human Resources of TriMas Corporation (the “Company”). On November 9, 2016, the Company entered into a Separation Agreement with Mr. Hindman (the “Separation Agreement”), primarily to provide for certain waivers and releases required from Mr. Hindman under the Company’s Executive Severance/Change of Control Policy, effective as of August 13, 2013 (the “Severance Policy”), and to memorialize the separation payments and benefits Mr. Hindman will be entitled to receive under the Severance Policy and otherwise in connection with his termination of employment, which will occur on December 31, 2016, with Mr. Hindman serving in an advisory capacity with the Company until such date.
Upon Mr. Hindman’s termination of employment on December 31, 2016, he will, in general, receive the benefits set forth in the Severance Policy, provided that he will be entitled to full vesting of outstanding time-based vesting equity awards (and certain performance equity awards based on actual performance through the entire applicable performance period) granted to him under the applicable equity plan of the Company.
Under the terms of the Agreement, Mr. Hindman has agreed to adhere to certain customary non-competition and customer and employee non-solicitation obligations set forth in the Severance Policy (as modified by the Agreement) for a period of 12 months.  Further, the payments and benefits described in the Agreement are generally contingent upon Mr. Hindman executing a customary release of claims in connection with his termination of employment on December 31, 2016.

SIGNATURES
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION
	By:	/s/ Joshua A. Sherbin
Name: Joshua A. Sherbin Title: Senior Vice President, General Counsel and Corporate Secretary
Date: November 9, 2016